Exhibit 99.(d)(2)(A)(ii)

AMENDMENT TO
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is made this  8th day of June, 2017 by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the "Manager"), and Barrow, Hanley, Mewhinney & Strauss, LLC (the "Adviser");

WHEREAS, the Manager and Adviser entered into an Investment Advisory Agreement dated as of April 30, 2015 (as amended, supplemented, restated or otherwise modified, the “Agreement”), and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set for the below.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendment to the Agreement

Effective April 1, 2017 Schedule A to the Agreement is deleted in its entirety and replaced with Schedule A attached hereto.

2.	Miscellaneous

(a)      Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)      This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Barrow, Hanley, Mewhinney & Strauss, LLC		American Beacon Advisors, Inc.

By:	/s/Cory L. Martin	By:	/s/Jeffrey K. Ringdahl
Name:	Cory L. Martin		Jeffrey K. Ringdahl
Title:	Managing Director		Chief Operating Officer

Schedule A
to the
American Beacon Funds
Investment Advisory Agreement
among
American Beacon Funds
American Beacon Advisors, Inc.
and
Barrow, Hanley, Mewhinney & Strauss, LLC
Effective as of April 1, 2017

American Beacon Funds (“Trust”) or American Beacon Advisors, Inc. (“Manager”) as applicable, shall pay compensation to Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and BHMS for rendering investment management services, the following annual percentage rages for assets under BHMS’s management:

Compensation Payable by the Manager

American Beacon Intermediate Bond Fund:
0.15% per annum

Compensation Payable by the Trust

American Beacon Balanced Fund; American Beacon Large Cap Value Fund1:

0.30% per annum on the first $200 million
0.20% per annum on the next  $300 million
0.15% per annum on the excess over  $500 million

American Beacon Small Cap Value Fund:

Fundamental Investment Strategy:
0.45% per annum on the first $200 million
0.35% per annum on the next $200 million
0.25% per annum on the excess over $400 million

Quantitative Investment Strategy:
0.35% per annum on the first $400 million
0.25% per annum on the excess over $400 million

American Beacon Mid-Cap Value Fund:

0.45% per annum on the first $100 million
0.35% per annum on the next $200 million
0.30% per annum thereafter

1 In calculating the applicable percentage rate for the American Beacon Balanced Fund and the American Beacon Large Cap Value Fund, , the assets under management by Adviser for these funds are combined and also aggregated together with other assets or trust assets of American Airlines, Inc. also under management by the Adviser (except assets managed by the Adviser under the HALO Bond Program).

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Signed the 8th day of  June, 2017

Barrow, Hanley, Mewhinney & Strauss, LLC		American Beacon Advisors, Inc.

By:	/s/ Cory L. Martin	By:	/s/ Jeffrey K. Ringdahl
Name:	Cory L. Martin		Jeffrey K. Ringdahl
Title:	Managing Director		Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President